UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Kistefos AS on June 8, 2009.

KISTEFOS CITES TURNAROUND AT SCORPION OFFSHORE AS A MODEL OF CONSTRUCTIVE ROLE IT COULD SERVE AT TRICO MARINE

Working Together with Management and the Board, Kistefos Helped Scorpion Secure a Critical Loan Facility That Has Led to a Dramatic Stock Reversal

OSLO — June 8, 2009 — Kistefos AS today asked stockholders of Trico Marine Services Inc., (NASDAQ: TRMA), an integrated provider of subsea, trenching and marine support vessels and services, to consider the recent events at Scorpion Offshore Ltd. when determining whether to support Kistefos’ Board nominees and governance proposals at Trico’s upcoming June 10, 2009 Annual Meeting of Stockholders. Kistefos believes its active involvement at Scorpion serves as an effective example of the substantial value it can bring to companies in turnaround situations, and what can be achieved when a company, its board and major shareholders collaborate.

Scorpion, which is based in Houston and listed on the Oslo Stock Exchange, is an owner and operator of state-of-the-art offshore drilling rigs. The company saw its stock price fall significantly late last year due, in part, to ongoing concerns about its ability to obtain adequate financing, Kistefos said. In January 2009, Kistefos took an approximately 10.5 percent stake in the company and offered to lend its financing, industry and turnaround experience to the company. Kistefos Executive Chairman Christen Sveaas subsequently accepted Scorpion’s invitation to join the company’s expanded Board of Directors on April 21 of this year. Mr. Sveaas worked collaboratively with Scorpion’s main shareholders, its Board and management to address the company’s financing needs, Kistefos said. Kistefos now holds a 17 percent stake in the company as a result of it guaranteeing and subscribing to an equity offering earlier this year.

On June 4, Scorpion announced it had secured a $52 million credit facility to complete its working capital requirements that was guaranteed by two of its largest stockholders, including Mr. Sveaas. Scorpion said the facility eliminated the need for it to raise additional funds in a difficult financing market for its first six operating rigs. Scorpion shares responded by climbing 57 percent over a two-day period.

“The Scorpion case is a prime example of what can happen when a company allows willing stockholders with the right kind of expertise to work alongside management and the Board to assist in meeting the challenges on hand,” Mr. Sveaas said. “While Trico’s challenges are more complex than those of Scorpion, the results of the combined efforts at Scorpion should make all interested parties at Trico reflect. For several months now, despite our proven track record of returning value to investors and repeated offers to help, Trico Marine’s Board has responded by casting aspersions on Åge Korsvold and me, even as they continued to make decisions that only exacerbated Trico’s poor operational performance and dramatic stock decline of the past year. These actions have only reinforced the need for fresh ideas and improved accountability in Trico’s Boardroom, and we ask the company’s stockholders to vote for both our nominees and our corporate governance proposals on the BLUE proxy card today.”

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

KISTEFOS AS, CHRISTEN SVEAAS AND ÅGE KORSVOLD (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MADE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING REVISED PROXY CARD IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS OF TRICO MARINE SERVICES, INC. (THE “COMPANY”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIAL FILED BY THE PARTICIPANTS IN CONNECTION WITH THE 2009 ANNUAL MEETING, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN SCHEDULES 13D AND 14A FILED BY THE PARTICIPANTS AND IN AMENDMENTS THERETO.

Contacts

Investors

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Steve Balet, 212-297-0720

or

Media

The Abernathy MacGregor Group

Tom Johnson/Chuck Burgess/Mike Pascale, 212-371-5999